Registration  No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RADIOSHACK CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	75-1047710
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

300 RadioShack Circle, MS CF4-101 Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

RADIOSHACK CORPORATION 2009 INCENTIVE STOCK PLAN
(Full title of the plan)

Robert C. Donohoo, Vice President, General Counsel and Corporate Secretary
RadioShack Corporation
300 RadioShack Circle, MS CF4-101
Fort Worth, Texas 76102
(Name and address of agent for service)

817-415-3700
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock,
par value	11,000,000	$12.28	$135,080,000.00	$7,537.46
$1.00 per share

(1)
The number of shares registered has been computed on the basis of the estimate by RadioShack Corporation (the “Registrant”) of the aggregate number of shares which will be needed for grants and awards over the ten-year life of the RadioShack Corporation 2009 Incentive Stock Plan (the “Plan”).  Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Act”), the offering and sale of shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

(2)
Pursuant to Rule 457(c) under the Act, the registration fee for the 11,000,000  shares available for grants under the Plan is based upon a price of $12.28 per share, the average of the high and low sales prices reported on the New York Stock Exchange for the Registrant’s common stock on May 18, 2009.

Part I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information required in Part I of this Form S-8 will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Act.  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference in Item 3 of Part II of this registration statement, a prospectus that meets the requirements of Section 10(a) of the Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each Plan participant, upon such participant’s written or oral request, a copy of any document (i) incorporated by reference in Item 3 of Part II of this registration statement or (ii) required to be delivered to employees pursuant to Rule 428(b), other than the exhibits to such document (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  The documents incorporated by reference in Item 3 of Part II of this registration statement are incorporated by reference in the Section 10(a) prospectus.  Requests must be made to RadioShack Corporation, General Counsel, 300 RadioShack Circle, Fort Worth, Texas 76102, (817) 415-3700.

Part II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement and shall be deemed a part hereof:

(a) Annual report on Form 10-K for the year ended December 31, 2008 (filed February 24, 2009);

(b) Current report on Form 8-K (filed February 24, 2009);

(c) Current report on Form 8-K (filed March 18, 2009);

(d) Current report on Form 8-K (filed March 25, 2009);

(e) Current report on Form 8-K (filed April 23, 2009);

(f)  Quarterly report on Form 10-Q for the quarter ended March 31, 2009 (filed May 1, 2009); and

(g) The description of the common stock, par value $1.00 per share, of the Registrant ("Common Stock") contained in the registration statement on Form 8-B dated February 16, 1968.

All documents subsequently filed by RadioShack with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document, that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

An opinion concerning the validity of the issuance of shares of Common Stock has been rendered for the Registrant by Robert C. Donohoo, Vice President, General Counsel, and Corporate Secretary of the Registrant.  Mr. Donohoo beneficially owns or has rights to acquire under employee benefit plans, an aggregate of less than 1% of the shares of Common Stock.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law grants corporations the power to indemnify officers and directors in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Act.  Article XIV of the Registrant’s Amended and Restated By-Laws provides for indemnification of its directors, officers and employees to the maximum extent permitted by Section 145 of the Delaware General Corporation Law.  In addition, the Registrant has entered into indemnification agreements with its directors and certain officers for indemnification to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the foregoing by-law provision, the indemnification agreements or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant carries directors’ and officers’ liability insurance policies under which all of the directors and executive officers of Registrant are insured against loss imposed upon them with respect to their legal liability for breach of their duty to Registrant.  Excluded from coverage under said policy are fines and penalties imposed by law upon such directors and officers or other matters which may be deemed uninsurable such as material acts of active and deliberate dishonesty committed by the insureds with actual dishonest purpose and intent.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The exhibits listed in the accompanying Index to Exhibits are furnished as part of this registration statement.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by section 10(a)(3) of the Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           The undertaking regarding indemnification of officers and directors is included as part of Item 6, which is incorporated into Item 9 by reference.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 26th day of May, 2009.

RadioShack Corporation

By: /s/ Julian C. Day
Julian C. Day, Chairman and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned officers and directors of the Registrant do hereby constitute and appoint Julian C. Day and James F. Gooch, and either of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable the Registrant to comply with the Act and any rules or regulations or requirements of the Commission in connection with this registration statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the full power of authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part of or in connection with such registration statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.  The Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated below.

Signature	Title	Date

/s/ Julian C. Day Julian C. Day	Chairman, Chief Executive Officer and Director	May 26, 2009
(Principal Executive Officer)

/s/ James F. Gooch James F. Gooch	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 22, 2009

/s/ Martin O. Moad Martin O. Moad	Vice President and Controller (Principal Accounting Officer)	May 22, 2009

/s/ Frank J. Belatti Frank J. Belatti	Director	May 21, 2009

/s/ Daniel R. Feehan Daniel R. Feehan	Director	May 21, 2009

/s/ H. Eugene Lockhart H. Eugene Lockhart	Director	May 21, 2009

/s/ Jack L. Messman Jack L. Messman	Director	May 21, 2009

/s/ Thomas G. Plaskett Thomas G. Plaskett	Director	May 21, 2009

/s/ Edwina D. Woodbury Edwina D. Woodbury	Director	May 21, 2009

INDEX TO EXHIBITS

Exhibit Number	Description

4.1
Indenture, dated as of August 18, 2008, between the Registrant and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as Exhibit 4.1 to the Registrant’s Form 8-K filed on August 18, 2008, and incorporated herein by reference).

4.2	Form of the 2.50% Convertible Senior Notes due 2013 (filed as Appendix A to Exhibit 4.1 to the Registrant’s Form 8-K filed on August 18, 2008, and incorporated herein by reference).
5.1
Legal opinion of Robert C. Donohoo, Vice President, General Counsel, and Corporate Secretary of the Registrant, as to the legality of the securities, the offering and sale of which are being registered, including consent.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Robert C. Donohoo, Vice President, General Counsel, and Corporate Secretary of the Registrant (included in Exhibit 5.1 to this registration statement).
24.1	Power of attorney (included in the signature page of this registration statement).
99.1	RadioShack Corporation 2009 Incentive Stock Plan (filed as Appendix B to the Registrant’s Notice and Proxy Statement, filed April 17, 2009, and incorporated herein by reference).